Exhibit 99.1
FOR FURTHER INFORMATION CONTACT:
Norman E. Johnson
Chairman of the Board and Chief Executive Officer
Franklin, Tennessee
615-771-3100
FOR IMMEDIATE RELEASE
TUESDAY, JULY 10, 2007
CLARCOR ELECTS DR. ARTHUR B. LAFFER
TO ITS BOARD OF DIRECTORS
Franklin, TN, July 10, 2007 — CLARCOR Inc. (NYSE: CLC) announced today that Dr. Arthur B. Laffer has been elected to its Board of Directors. Dr. Laffer‘s appointment to the Board brings the total number of CLARCOR directors to nine.
Dr. Laffer is Chairman of Laffer Associates, an economic research and consulting firm based in Nashville, Tennessee. Previously, Dr. Laffer was a member of President Reagan’s Economic Policy Advisory Board. He was also the Distinguished University Professor at Pepperdine University and the Charles B. Thornton Professor of Business Economics at the University of Southern California. Dr. Laffer received a B.A. from Yale University and an MBA and Ph.D. from Stanford University. He currently serves on the boards of several public and private companies.
“Dr Laffer brings a wealth of experience to CLARCOR’s Board,” said Norman Johnson, CLARCOR’s Chairman and Chief Executive Officer. “Not only does he have an outstanding background in public service and in academia, but Dr. Laffer was previously a director of several large, publicly-owned filtration companies. We are pleased that Dr. Laffer will join our Board and will add his experience and perspective to benefit CLARCOR and our shareholders.”
CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.
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